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                                                           Exhibit 12
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Ratios


                                    Three Months Ended     Nine Months Ended
                                       September 30          September 30
                                    ------------------     -----------------
                                       2001       2000       2001       2000
                                     ------     ------     ------     ------
                                            (In millions, except ratios)
EARNINGS:

 Income (loss) from continuing
  operations before income taxes      $(877)      $316      $(446)    $1,137
Add: fixed charges                       45         46        131        133
                                      -----      -----      -----      -----
   Income (loss), as adjusted         $(832)      $362      $(315)    $1,270
                                      =====      =====      =====      =====

FIXED CHARGES AND
 PREFERRED DIVIDENDS:
Interest expense and amortization       $30        $32        $88        $88
Dividends on preferred
 capital securities                       7          8         21         26
Rental expense (1)                        8          6         22         19
                                      -----      -----      -----      -----
   Total fixed charges                   45         46        131        133

Preferred stock dividend
 requirements                             4          4         10         11
                                      -----      -----      -----      -----
   Total fixed charges and preferred
    stock dividend requirements       $  49        $50       $141       $144
                                      =====      =====      =====      =====

Ratio of earnings to
  fixed charges (2)                       -       7.83          -       9.57
                                      =====      =====      =====      =====

Ratio of earnings to combined
  fixed charges and preferred
  stock dividend requirements (2)         -       7.25          -       8.83
                                      =====      =====      =====      =====

(1) Interest portion deemed implicit in total rent expense.

(2) The third quarter 2001 loss is inadequate to cover "fixed charges" by $877 million and "combined fixed charges and preferred stock dividends" by $881 million. The year to date 2001 loss is inadequate to cover "fixed charges" by $446 million and "combined fixed charges and preferred stock dividends" by $456 million.